WHEREAS, the Board of Directors has reviewed the Plan of Reorganization with regard to each of Corporate Bond Series, Limited Maturity Bond Series and Diversified Income Series of Security Income Fund;

WHEREAS, the Plan of Reorganization provides for the acquisition of substantially all of the assets of each of Corporate Bond Series and Limited Maturity Bond Series of Security Income Fund by the Diversified Income Series of the Fund;

WHEREAS, the Board has considered that the investment objective and policies of Diversified Income Series, Corporate Bond Series and Limited Maturity Bond Series are similar;

WHEREAS, the Board has considered that the Diversified Income Series after the reorganization would have more assets and, accordingly, a lower expense ratio as a percentage of net assets than any of the Series currently;

WHEREAS, the Board has determined that such reorganization of Corporate Bond Series is in the best interests of the Corporate Bond Series and Diversified Income Series of Security Income Fund, respectively;

WHEREAS, the Board has determined that such reorganization of Limited Maturity Bond Series is in the best interests of the Limited Maturity Bond Series and Diversified Income Series of Security Income Fund, respectively; and

WHEREAS, the Board has determined that because the reorganization of the Series will be effected at their relative net asset values, the interests of the existing shareholders of each of Corporate Bond Series, Limited Maturity Bond Series and Diversified Income Series will not be diluted as a result of the respective Series effecting the foregoing reorganization;

NOW, THEREFORE, BE IT RESOLVED, that the form of the Plan of Reorganization presented to the Board and made a part of these minutes, is hereby approved.

FURTHER RESOLVED, that the officers of Security Income Fund are hereby authorized to take all action necessary to issue shares of Diversified Income Series to shareholders of Corporate Bond Series and Limited Maturity Bond Series, respectively, in exchange for the assets of each respective Series.

FURTHER RESOLVED, that the appropriate officers of Security Income Fund are hereby authorized and directed to file a registration statement on Form N-14 on behalf of Diversified Income Series disclosing the terms of the reorganization.

FURTHER RESOLVED, that reference to Corporate Bond Series and Limited Maturity Bond Series in Diversified Income Series' registration statement on Form N-14 is hereby approved.

FURTHER RESOLVED, that the officers of the Fund shall prepare, execute and file with the Kansas Secretary of State's Office any documents necessary to dissolve the Corporate Bond Series and Limited Maturity Bond Series of the Fund upon completion of the reorganization.

FURTHER RESOLVED, that the Board hereby authorizes and directs the appropriate officers of Security Income Fund to prepare, execute and file any documents necessary to register shares to be offered in connection with the reorganization, to de-register shares of a Series upon completion of the reorganization, or any other blue sky filing deemed necessary or advisable by the officers of the Fund in connection with carrying out the intent of the foregoing resolutions.

FURTHER   RESOLVED,   that  the  Board  hereby  determines  the  acquisition  by
Diversified Income Series of substantially all of the assets of each of Corporate Bond Series and Limited Maturity Bond Series is in the best interests of the Corporate Bond Series, Limited Maturity Bond Series and Diversified Income Series of Security Income Fund, respectively.

FURTHER RESOLVED, that the Board hereby determines that the interests of the existing shareholders of each of Corporate Bond Series, Limited Maturity Bond Series and Diversified Income Series will not be diluted as a result of the respective Series effecting the foregoing reorganization.

FURTHER RESOLVED, that the Board hereby authorizes and directs the appropriate officers of Security Income Fund to prepare, execute and file with the Securities and Exchange Commission upon completion of each reorganization
Corporate  Bond  Series'  and Limited  Maturity  Bond  Series'  final Rule 24f-2
Notices.

FURTHER RESOLVED, that the officers of the Fund are authorized to prepare and execute all closing documents concerning the reorganization of Corporate Bond Series and Limited Maturity Bond Series of Security Income Fund into Diversified Income Series of the Fund.

FURTHER RESOLVED, that a special meeting of stockholders of Corporate Bond Series and Limited Maturity Bond Series of Security Income Fund is hereby called to be held at the offices of the Security Funds on the 26th day of April, 2000, beginning at 9:30 a.m. on that date for the purposes of: (i) approval of the Plan of Reorganization; (ii) approval of the dissolution of the Corporate Bond and Limited Maturity Bond Series; and (iii) transaction of such other business as may properly come before said meeting or any adjournments thereof.

FURTHER RESOLVED, that February 28, 2000, be, and it is hereby fixed as the record date for the determination of stockholders entitled to notice of and to vote at said meeting of the stockholders, or any adjournments thereof, such determination to be made as of the close of business on that day.

FURTHER RESOLVED, that the Board of Directors hereby appoints the following directors as the proxy committee: John D. Cleland, Donald A. Chubb, Jr. and James R. Schmank.

FURTHER RESOLVED, that the secretary be, and she hereby is, authorized and instructed to prepare a complete list of the stockholders of the Funds as of the aforesaid record date, such list to include the names of all stockholders of Corporate Bond Series and Limited Maturity Bond Series of Security Income Fund, held on February 28, 2000, and that the secretary be further instructed to keep such list on file in the offices of the Funds for examination by any stockholder for a period of at least ten days prior to the date of the special meeting of stockholders.

FURTHER RESOLVED, that management of the Fund solicit proxies in favor of (i) approval of the Plan of Reorganization; (ii) approval of the dissolution of the Corporate Bond and Limited Maturity Bond Series; and (iii) such other matters as may be recommended by this Board to the stockholders for consideration at such meeting.

FURTHER RESOLVED, that the Board hereby authorizes the officers of Security Income Fund to take any action deemed necessary or appropriate to implement the purposes and intent of the foregoing resolutions.